    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1996

                                                      REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  DIGICON INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                            76-0343152
        (State or other jurisdiction of                              (I.R.S. Employer
         incorporation or organization)                           Identification Number)
                                                                    RICHARD W. MCNAIRY
          3701 KIRBY DRIVE, SUITE 112                          3701 KIRBY DRIVE, SUITE 112
              HOUSTON, TEXAS 77098                                 HOUSTON, TEXAS 77098
                 (713) 526-5611                                       (713) 526-5611
  (Address, including zip code, and telephone            (Name, address, including zip code, and
                     number,                                        telephone number,
 including area code, of registrant's principal         including area code, of agent for service)
               executive offices)

                                With copies to:

                               T. WILLIAM PORTER
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, 35TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 226-0600

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                                PROPOSED        PROPOSED
                                                                MAXIMUM         MAXIMUM
                                                 AMOUNT         OFFERING       AGGREGATE       AMOUNT OF
           TITLE OF EACH CLASS OF                TO BE           PRICE          OFFERING      REGISTRATION
        SECURITIES TO BE REGISTERED          REGISTERED(1)    PER SHARE(2)      PRICE(2)         FEE(3)
- ------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......  7,023,701 shs.      $10.37      $72,835,779        $5,338
============================================================================================================

(1) Based upon the number of common shares of Veritas Energy Services Inc. ("Veritas Common Shares") outstanding on July 16, 1996 (8,779,626) multiplied by 0.80, the exchange ratio in the combination of Veritas Energy Services Inc. and the Registrant (the "Transaction").
(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the 8,779,626 Veritas Common Shares to be received by the Registrant in connection with the Transaction, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of the Veritas Common Shares reported on the Toronto Stock Exchange on August 13, 1996 (US$10.37 (C$14.25 multiplied by the applicable exchange rate of 0.7275)).
(3) Pursuant to Rule 457(b), the registration fee has been reduced by $19,778.33 paid on May 24, 1996 upon the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of the Registrant's proxy materials relating to the Transaction.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS

                                7,023,701 SHARES

                                VERITAS DGC INC.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

     Each of the 7,023,701 shares of common stock, par value $0.01 per share (the "Newco Common Stock"), of Veritas DGC Inc., a Delaware corporation ("Newco"), offered hereby is issuable upon exchange or redemption of an exchangeable share (an "Exchangeable Share") of Veritas Energy Services Inc., an Alberta corporation ("Newco Sub"). The Exchangeable Shares were issued by Newco Sub in exchange for Newco Sub Common Shares in connection with the combination of Newco and Newco Sub. As a result of the combination, Newco has changed its name to "Veritas DGC Inc.," from its former name "Digicon Inc." Shares of Newco Common Stock are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), for such period as the Registration Statement to which this Prospectus relates remains effective.

     Newco and Newco Sub are offering shares of Newco Common Stock to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Shares, which obligate Newco and Newco Sub to effect such exchanges when, as and if Exchangeable Shares are presented by the holders thereof for exchange. Upon such exchange, holders of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Newco Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share (see "Plan of Distribution"). All expenses of registration incurred in connection with this offering are being paid by Newco. The Newco Common Stock commenced trading on the New York Stock Exchange (the "NYSE") under the symbol "DGC" and on the Toronto Stock Exchange under the symbol "VER" on the date of this Prospectus. Prior thereto, the Newco Common Stock traded on the American Stock Exchange ("AMEX") under the symbol "DGC," and on August 19, 1996, the closing price of the Newco Common Stock on AMEX was $13 5/8 per share.

                             ---------------------

       SEE "RISK FACTORS" BEGINNING AT PAGE 2 HEREOF FOR A DISCUSSION OF
        CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH ANY
              INVESTMENT IN THE NEWCO COMMON STOCK OFFERED HEREBY.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS AUGUST   , 1996.

                             AVAILABLE INFORMATION

     Newco is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov. Such reports, proxy statements and other information concerning Newco also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Newco has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the shares of Newco Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Newco and the Newco Common Stock, reference is made to such Registration Statement and to the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. A copy of the Registration Statement may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Newco with the Commission pursuant to the Exchange Act (File No. 1-7427), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

     (a) Digicon Inc.'s Annual Report on Form 10-K for the year ended July 31, 1995, as amended by Form 10-K/A dated June 17, 1996, Form 10-K/A-2 dated July 19, 1996 and Form 10-K/A-3 dated August 20, 1996.

     (b) Digicon Inc.'s Quarterly Reports on Form 10-Q for the quarters ended October 31, 1995, January 31, 1996 and April 30, 1996.

     (c) Digicon Inc.'s Current Reports on Form 8-K dated March 19, 1996 and May 17, 1996.

     (d) The description of the Newco Common Stock contained in Newco's Registration Statement on Form 8-A dated August 14, 1996.

     (e) Definitive Joint Management Information Circular and Proxy Statement of Newco and Newco Sub filed with the Commission on July 22, 1996.

     All documents filed by Newco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Newco hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Newco at its principal executive offices located at 3701 Kirby Drive, Suite 112, Houston, Texas 77098, Attention: Secretary (telephone number: (713) 526-5611).

                                  RISK FACTORS

     Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before exchanging their Exchangeable Shares for the shares of Newco Common Stock offered hereby.

TAXABILITY OF THE EXCHANGE

     Based on the tax laws as of the date of this Prospectus, the exchange of Exchangeable Shares for shares of Newco Common Stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (redemption or exchange) and the length of time that the Exchangeable Shares were held prior to exchange (see "Income Tax Considerations").

DIFFERENCES IN CANADA AND U.S. TRADING MARKETS

     The Toronto Stock Exchange (the "TSE") has approved the listing of the Exchangeable Shares and the Newco Common Stock is listed on the NYSE and the TSE. There is no current intention to list the Exchangeable Shares or Newco Common Stock on any other stock exchange in Canada or the United States. As a result of the foregoing, the price at which the Exchangeable Shares will trade will be based upon the market for such shares on the TSE and the price at which the shares of Newco Common Stock will trade will be based upon the market for such shares on the NYSE and TSE. Although Newco believes that the market price of the Exchangeable Shares on the TSE and the market price of the Newco Common Stock on the NYSE and TSE will reflect essentially equivalent values, there can be no assurances that the market price of the Newco Common Stock will be identical, or even similar, to the market price of the Exchangeable Shares.

FOREIGN PROPERTY

     So long as they are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and Newco Sub maintains a substantial presence in Canada, the Exchangeable Shares will not be foreign property under the Income Tax Act (Canada) (the "Canadian Tax Act") for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. Newco Common Stock will, however, be foreign property for such plans or persons.

                                  THE COMPANY

     Newco provides seismic data acquisition and processing services to the petroleum industry in selected markets worldwide. The Company was incorporated in Texas in 1965, was reincorporated in Delaware in 1969 and adopted its present
corporate name on August   , 1996. Newco's executive offices are located at 3701
Kirby Drive, Houston, Texas 77098, and its telephone number is (713) 526-5611.

                                USE OF PROCEEDS

     Because the shares of Newco Common Stock will be issued on exchange or redemption of the Exchangeable Shares, Newco will receive no net cash proceeds on such issuance.

                       DESCRIPTION OF NEWCO CAPITAL STOCK

     As of the date of this Prospectus, the Newco Restated Certificate of Incorporation ("Newco Certificate") authorizes 40,000,000 Ordinary Shares and 1,000,000 shares of preferred stock, par value $0.01 per share ("Newco Preferred Stock"). The Ordinary Shares consist of a series of one share of special voting stock, par value $0.01 per share (the "Special Voting Stock"), all other shares being designated as Common Stock.

NEWCO COMMON STOCK

     Shares of Newco Common Stock have a par value of $0.01 per share. The holders of Newco Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by the Newco Certificate. The holders of Newco Common Stock are entitled to receive such dividends as may be declared by the Newco board of directors out of funds legally available therefor and will be entitled upon any liquidation, dissolution or winding-up of Newco to receive rateably the net assets of Newco available for distribution. No pre-emptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Newco Common Stock.

NEWCO SPECIAL VOTING STOCK

     A single share of Newco Special Voting Stock is authorized as a series of Ordinary Shares for issuance and a single share, par value $.01 per share (the "Voting Share"), is outstanding. Except as otherwise required by law or the Newco Certificate, the Voting Share possesses a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Newco or any entity controlled by Newco for the election of directors and on all other matters submitted to a vote of stockholders of Newco. The holders of Newco Common Stock and the holder of the Voting Share will vote together as a single class on all matters. The holder of the Voting Share will not be entitled to receive any assets of Newco available for distribution to its stockholders. The holder of the Voting Share will not be entitled to receive dividends. Pursuant to the Combination Agreement dated as of May 10, 1996, by and between Newco and Newco Sub (the "Combination Agreement"), the Voting Share was issued to the trustee appointed under the Voting and Exchange Trust Agreement dated as of
August   , 1996, among Newco, Newco Sub and The R-M Trust Company (the "Voting
and Exchange Trust Agreement"). At such time as the Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by Newco or an entity controlled by Newco, and there are no shares of stock, debt, options or other agreements of Newco Sub that could give rise to the issuance of any Exchangeable Shares to any person (other than Newco or any entity controlled by Newco), the Voting Share will be canceled.

NEWCO PREFERRED STOCK

     Shares of Newco Preferred Stock have a par value of $0.01 per share. One million shares of Newco Preferred Stock are presently authorized. The Newco board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. No series of such stock has been designated.

     Although the Newco board of directors has no present intention of doing so, it could issue a series of Newco Preferred Stock that could, depending on the terms of such series, provide for a liquidation preference over the Newco Common Stock or impede the completion of a merger, tender offer or other takeover attempt. The Newco board of directors, in so acting, could issue Newco Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority, of Newco's stockholders might otherwise believe to be in their best interests.

                              PLAN OF DISTRIBUTION

EXCHANGEABLE SHARES

     Pursuant to the terms of a plan of arrangement (the "Plan of Arrangement") under section 182 of the Business Corporations Act (Alberta) (the "ABCA"), Newco Sub underwent a reorganization of capital whereby, among other things, it issued
 .80 of an Exchangeable Share for each existing Newco Sub Common Share (other than Newco Sub Common Shares held by holders who properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their shares) (the "Arrangement") at the effective time (the "Effective Time") of the combination of Newco Sub and Newco (the "Combination").

     Newco Common Stock may be issued to holders of Exchangeable Shares as follows: (i) holders of Exchangeable Shares may require at any time that such shares be exchanged for an equivalent number of shares of Newco Common Stock plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares (see "-- Procedures for Issuance of Newco Common Stock -- Election by Holders to Exchange Exchangeable Shares"); (ii) Newco Sub may redeem such Exchangeable Shares by exchanging therefor an equal number of shares of Newco Common Stock (see "-- Procedures for Issuance of Newco Common Stock -- Redemption of Exchangeable Shares"); and (iii) upon liquidation of Newco Sub and Newco, holders of Exchangeable Shares may be required to, or may elect to, exchange such Exchangeable Shares for shares of Newco Common Stock (see "-- Procedures for Issuance of Newco Common Stock -- Liquidation of Newco Sub" and "-- Liquidation of Newco").

PROCEDURES FOR ISSUANCE OF NEWCO COMMON STOCK

     Election by Holders to Exchange Exchangeable Shares. Holders of the Exchangeable Shares are entitled at any time to retract (i.e., require Newco Sub to redeem) any or all such Exchangeable Shares owned by them and to receive an equivalent number of shares of Newco Common Stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. Holders of the Exchangeable Shares may effect such retraction by presenting a certificate or certificates to Newco Sub or its transfer agent representing the number of Exchangeable Shares the holder desires to retract, together with a duly executed statement (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and the date upon which the holder desires to receive the Newco Common Stock, which must be between five and ten business days after the request is received by Newco Sub (the "Retraction Date"), and such other documents as may be required to effect the retraction of the Exchangeable Shares.

     Upon receipt of the Exchangeable Shares, the Retraction Request and other required documentation from the holder thereof, Newco Sub must immediately notify Newco of such Retraction Request. Newco will thereafter have two business days in which to advise Newco Sub as to whether Newco shall exercise its overriding right (the "Retraction Call Right") to purchase all of the Exchangeable Shares submitted by the holder thereof by the delivery of an equivalent number of shares of Newco Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares to the transfer agent for delivery to such holder on the Retraction Date. If Newco does not advise Newco Sub within such two business day period, Newco Sub will notify the holder as soon as possible thereafter that Newco will not exercise the Retraction Call Right. A holder may revoke his or her Retraction Request at any time prior to the close of business on the business day preceding the Retraction Date, in which case the holder's Exchangeable Shares will neither be purchased by Newco nor redeemed by Newco Sub. If the holder does not revoke his or her Retraction Request, on the Retraction Date the Exchangeable Shares that the holder has requested Newco Sub to redeem will be acquired by Newco (assuming Newco exercises its Retraction Call right) or redeemed by Newco Sub, as the case may be, in each case for one share of Newco Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares.

     Redemption of Exchangeable Shares. Subject to applicable law and the
Redemption Call Right of Newco described below, on August   , 2014 (the 18th
anniversary of the effective date (the "Effective Date") of the Arrangement) or
(i) such later date as specified by the Newco Sub Board of Directors (no later than the 25th anniversary of the Effective Date) or (ii) such earlier date as specified by the Newco Sub Board of Directors, if at such date there are less than 250,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Newco and entities controlled by Newco and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares) (the "Automatic Redemption Date"), Newco Sub will redeem all but not less than all of the then outstanding Exchangeable Shares for one share of Newco Common Stock for each Exchangeable Share, plus an amount equivalent to the full amount of all unpaid dividends thereon. Newco Sub shall, at least 120 days prior to the Automatic Redemption Date, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares. Notwithstanding any proposed redemption of the Exchangeable Shares, Newco has an overriding right to acquire on the Automatic Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for one share of Newco Common Stock for each Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares.

     Liquidation of Newco Sub. Upon the occurrence of a Newco Sub Insolvency Event (as described below), holders of the Exchangeable Shares have preferential rights to receive from Newco Sub one share of Newco Common Stock for each Exchangeable Share they hold, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on each such Exchangeable Share (the "Liquidation Amount"). In the event of a proposed Newco Sub Insolvency Event, Newco has the right to purchase all of the outstanding Exchangeable Shares from the holders thereof at the effective time of any such liquidation, dissolution, or winding-up in exchange for the Liquidation Amount. A "Newco Sub Insolvency Event" is an insolvency or bankruptcy proceeding instituted by or against Newco Sub, including any such proceeding under the Companies' Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), the admission in writing by Newco Sub of its inability to pay its debts generally as they become due and the inability of Newco Sub, as a result of solvency requirements of applicable law, to redeem any Exchangeable Shares tendered for retraction.

     On or after the effective date of liquidation, dissolution or winding-up, and subject to the exercise by Newco of its right (the "Liquidation Call Right") to purchase the Exchangeable Shares in exchange for the Liquidation Amount, a holder of Exchangeable Shares has two options. The holder may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required, to Newco Sub's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents, Newco Sub will deliver the Liquidation Amount to such holder at the address recorded in the securities register or by holding the Liquidation Amount for pick up by the holder at Newco Sub's registered office or the office of the transfer agent, as specified by Newco Sub in a notice to such holder. The second alternative is that the holder may exercise its exchange right by requiring Newco to purchase the Exchangeable Shares in exchange for the Liquidation Amount and delivering to The R-M Trust Company, as trustee, (i) the certificates, duly endorsed in blank,
(ii) a duly completed form of notice of exercise of such exchange right, which is contained on the reverse of, or attached to, the Exchangeable Share certificates and (iii) any other required documents.

     Liquidation of Newco. Upon the occurrence of a Newco Liquidation Event (as described below), in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of Newco Common Stock, each holder of Exchangeable Shares will automatically receive in exchange therefor an equivalent number of shares of Newco Common Stock, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on such Exchangeable Shares. A "Newco Liquidation Event" means (i) any determination by Newco's board of directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to Newco or to effect any other distribution of assets of Newco among its stockholders for the purpose of winding up its affairs; or (ii) immediately upon the earlier of (A) receipt by Newco of notice of, and (B) Newco becoming aware of any threatened or instituted claim, suit or proceedings with respect to the involuntary liquidation, dissolution or winding-up of Newco or to effect any other distribution of assets of Newco among its stockholders for the purpose of winding up its affairs.

     To effect the automatic exchange of Exchangeable Shares for shares of Newco Common Stock, Newco will be deemed to have purchased each Exchangeable Share outstanding immediately prior to the Newco Liquidation Event for the Liquidation Amount applicable to such time. Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instruments of transfer as Newco may reasonably require, Newco will deliver to such holder, certificates representing an equivalent number of shares of Newco Common Stock.

                           INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Felesky Flynn, Canadian tax counsel for Newco Sub, the following is a summary of the principal Canadian federal income tax consideration generally applicable to Newco Sub shareholders who, for purposes of the Canadian Tax Act, hold their Exchangeable Shares and shares of Newco Common Stock as capital property and deal at arm's length with Newco Sub and Newco. This summary does not apply to a holder with respect to whom Newco is a foreign affiliate within the meaning of the Canadian Tax Act.

     Certain recent amendments to the Canadian Tax Act (the "mark-to-market rules") relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will deem such financial institutions not to hold their Exchangeable Shares and shares of Newco Common Stock as capital property for purposes of the Canadian Tax Act. Shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules. In addition, all shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Exchangeable Shares and will hold their shares of Newco Common Stock as capital property for the purposes of the Canadian Tax Act.

     This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, 1980, as amended (the "Tax Treaty"), and Canadian tax counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account the amendments to the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

     Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

     WHILE THIS SUMMARY IS INTENDED TO ADDRESS ALL PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR NEWCO SUB SHAREHOLDER. THEREFORE, SUCH HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Newco Common Stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

SHAREHOLDERS RESIDENT IN CANADA.

     The following portion of the summary is applicable to Newco Sub shareholders who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada.

     Redemption or Exchange of Exchangeable Shares. The conversion of an Exchangeable Share for a share of Newco Common Stock is a taxable transaction. A conversion can occur as a redemption by Newco Sub or as an acquisition by Newco. The Canadian federal income tax consequences of a redemption differ from those of an acquisition. A holder exercising the right of retraction in respect of an Exchangeable Share cannot control whether the share will be acquired by Newco under the Retraction Call Right or redeemed by Newco Sub if the Retraction Call Right is not exercised; however, a holder who exercises the right of retraction will be notified if the Retraction Call Right will not be exercised by Newco and the holder may cancel the Notice of Retraction and retain the Exchangeable Share.

     The following explains the tax treatment to a holder of an Exchangeable Share on a redemption by Newco Sub and an acquisition by Newco.

          (a) On a redemption (including a retraction) of an Exchangeable Share by Newco Sub, a portion of the redemption proceeds may be deemed to be a dividend received by the holder. The deemed dividend is calculated as the amount, if any, by which the redemption proceeds exceeds the paid-up capital at that time of the Exchangeable Share. The deemed dividend is subject to the tax treatment accorded to dividends described below. Newco Sub is required to calculate the deemed dividend and report the amount to the holder of the Exchangeable Share. The holder of the Exchangeable Share may also have a capital gain or loss as a result of the redemption. The holder of the Exchangeable Share is considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. In the case of a shareholder that is a corporation, in some circumstances the amount of any deemed dividend may be treated as proceeds of disposition, and not as a dividend, for purposes of calculating a capital gain.

          (b) On the acquisition of an Exchangeable Share by Newco, the holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, less any reasonable cost of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share. The acquisition of an Exchangeable Share by Newco will not result in a deemed dividend to the holder of the Exchangeable Share.

     The redemption proceeds in the case of a redemption by Newco Sub and the proceeds of disposition in the case of an acquisition by Newco will be the fair market value of a share of Newco Common Stock at the time of the exchange plus the amount of all declared but unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration.

     The following example illustrates the different treatment for a redemption by Newco Sub and an acquisition by Newco, assuming that the exchange consideration is $18.00 (i.e., the fair market value of the Newco Common Stock plus the amount of all declared but unpaid dividends on the Exchangeable Share), the Exchangeable Shares have a paid-up capital at that time of $5.00 per share and the adjusted cost base to the holder of the Exchangeable Share is $10.00.

                                                                    ACQUISITION     REDEMPTION
                                                                    -----------     ----------
    Exchange Consideration........................................    $ 18.00         $18.00
    Deemed Dividend(a)............................................         --(b)       13.00
                                                                       ------         ------
    Proceeds of Disposition for capital gains purposes............      18.00           5.00
    Adjusted Cost Base............................................      10.00          10.00
                                                                       ------         ------
    Capital Gain (Loss)(a)........................................    $  8.00         $(5.00)
                                                                       ======         ======

- ---------------

(a) These line items (being the deemed dividend and the capital gain (or loss)) must be reported by the former holder of the Exchangeable Share.

(b) There is no deemed dividend in the case of an acquisition of the Exchangeable Share by some person other than Newco Sub.

     Three-quarters of any capital gain (the "taxable capital gain") will be included in the shareholder's income for the year of disposition. Three-quarters of any capital loss realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the shareholder for the year of disposition may generally be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include taxable capital gains (but not dividends or deemed dividends deductible in computing taxable income).

     If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by it on such share or on the Newco Sub Common Shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares.

     The cost base of a share of Newco Common Stock received on the retraction, redemption, or exchange of an Exchangeable Share will be equal to the fair market value of the share of Newco Common Stock at the time of such event.

     Dividends Paid on Exchangeable Shares. A shareholder who is an individual will include dividends received or deemed to be received on the Exchangeable Shares in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     Subject to the special rules described below, in the case of a shareholder that is a corporation, dividends received or deemed to be received on the Exchangeable Shares will normally be deductible in computing its taxable income. A shareholder that is a "private corporation" (as defined in the Canadian Tax
Act), or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

     Some special rules will apply to certain corporations that receive dividends on the Exchangeable Shares.

          (a) In the case of a shareholder that is a "specified financial institution" under the Canadian Tax Act, a dividend received on its Exchangeable Shares will be deductible in computing its taxable income only if either:

             (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

             (ii) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive ) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

          (b) If Newco or any person with whom Newco does not deal at arm's length is a "specified financial institution" under the Canadian Tax Act when a dividend is paid on an Exchangeable Share, then dividends received or deemed to be received by a shareholder that is a corporation may not be deductible in computing taxable income but, instead, may be fully included in taxable income under Part I of the Canadian Tax Act. Newco has informed Canadian tax counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length is a specified financial institution at the current time, but there can be no assurances that this status will not change prior to when any dividends are received or deemed to be received by a corporate shareholder.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Newco Sub will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends, other than excluded dividends, paid or deemed to be paid on the Exchangeable Shares. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

     Dividends on Newco Common Stock. Dividends paid on Newco Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation which is a shareholder will include such dividends in computing its taxable income. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

     Disposition of Newco Common Stock. A disposition or deemed disposition of a share of Newco Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the share.

ELIGIBILITY FOR INVESTMENT

     Foreign Property. Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and Newco Sub maintains a substantial presence in Canada, the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. Newco Sub will be considered to have a substantial presence in Canada if it satisfies certain asset tests or its head office is in Canada and Newco Sub, or a corporation controlled by it with a head office in Canada, employs more than five employees full time in the active conduct of a business, other than an investment business, carried on by it directly or through a partnership of which it is a majority interest partner. Newco Sub has informed Canadian tax counsel that it currently satisfies this substantial presence test and expects that it will continue to satisfy the test.

     The Voting Rights and Exchange Rights are foreign property under the Canadian Tax Act. Newco Sub is of the view that the fair market value of these rights is nominal. Newco Common Stock will be foreign property under the Canadian Tax Act.

     Qualified Investments. Provided they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Further, the Exchangeable Shares should be a qualified investment even if they are not listed on a prescribed exchange, as long as Newco Sub continues to be considered a public corporation under the Canadian Tax Act. (In certain other circumstances, such shares may also be qualified investments.) Newco Common Stock will be a qualified investment under the Canadian Tax Act for such plans provided such shares remain listed on the TSE (or are listed on certain other stock exchanges). The Voting Rights and Exchange Rights will not be qualified investments under the Canadian Tax Act. Newco Sub is of the view that the fair market value of these rights is nominal.

SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of the summary is applicable to Newco Sub shareholders who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Exchangeable Shares or will hold shares of Newco Common Stock and to whom such shares are not taxable Canadian property and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, the shares are not effectively connected with its Canadian insurance business.

     Generally, the Exchangeable Shares and shares of Newco Common Stock will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE), the holder does not use or hold, and is not deemed to use or hold, the Exchangeable Shares or the shares of Newco Common Stock, as applicable, in connection with carrying on a business in Canada and the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Newco Sub or Newco at any time within five years preceding the date in question. In the case of Newco, even if the holder exceeds the 25% threshold with respect to shares of Newco Common Stock, the shares of Newco Common Stock may not be taxable Canadian property; such holders should consult their own tax advisors to determine whether their shares of Newco Common Stock constitute taxable Canadian property. The Exchangeable Shares are listed on the TSE and Newco has indicated that it intends to use its best efforts to cause Newco Sub to maintain such listing.

     A holder of Exchangeable Shares will not be subject to tax under the Canadian Tax Act on the exchange of an Exchangeable Share for a share of Newco Common Stock, except to the extent the exchange gives rise to a deemed dividend (discussed above), or on the sale or other disposition of an Exchangeable Share or a share of Newco Common Stock.

     Any dividends paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% for dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

     A holder whose Exchangeable Shares are redeemed (either under Newco Sub's redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above for residents of Canada, which deemed dividend will be subject to withholding tax as described in the preceding paragraph.

UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax considerations is generally applicable to a United States Holder (as defined below) of Exchangeable Shares arising from and relating to the receipt and ownership of Newco Common Stock, and represents the opinion of Porter & Hedges, L.L.P., United States counsel to Newco.

     As used herein, a United States Holder includes a holder of Exchangeable Shares who is a citizen or individual resident of the United States, a corporation or partnership created or organized in or under the laws of the United States, or of any political subdivision thereof, or an estate or trust the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons having a "functional currency" other than the United States dollar, holders who hold Exchangeable Shares as part of a straddle, wash sale, hedging or conversion transaction (other than by virtue of their participation in an exchange of Exchangeable Shares for Newco Common Stock as contemplated herein) and holders who acquired their Exchangeable Shares through the exercise of employee stock options or otherwise as compensation for services. This summary is limited to United States Holders who hold Exchangeable Shares as capital assets as defined in the United States Internal Revenue Code of 1986, as amended (the "U.S. Code")

     This summary is based on United States federal income tax law in effect as of the date of this Prospectus. No statutory, judicial or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the ownership of instruments comparable to the Exchangeable Shares. Consequently, some aspects of the United States federal income tax treatment of the exchange of Exchangeable Shares for shares of Newco Common Stock are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the "IRS") regarding the tax consequences of the transactions described herein.

     This summary does not address aspects of United States taxation other than United States federal income taxation under the U.S. Code, nor does it address all aspects of United States federal income taxation that may be applicable to a particular United States Holder in light of the United States Holder's particular circumstances. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the receipt and ownership of Newco Common Stock.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, IRS rulings and pronouncements, and judicial decisions in effect as of the date of this Prospectus, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could alter the conclusions herein and adversely affect a United States Holder.

     UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE RECEIPT AND OWNERSHIP OF NEWCO COMMON STOCK PARTICULARLY IN LIGHT OF POSSIBLE CHANGES IN THE TAX LAWS AFTER THE DATE OF THIS PROSPECTUS.

EXCHANGE OF EXCHANGEABLE SHARES.

     A United States Holder that exercises such holder's right to exchange its Exchangeable Shares for shares of Newco Common Stock will generally recognize gain or loss on such exchange, subject to the discussion below. Such gain or loss will be equal to the difference between the fair market value of the shares of Newco Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares surrendered. The gain or loss will generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized. Capital gain or loss will generally be long-term capital gain or loss if a United States Holder's holding period for its Exchangeable Shares (together with the pre-conversion Newco Sub Common Shares) is longer than one year at the time of the exchange. A United States Holder will generally, subject to the discussion below, have a tax basis in the shares of Newco Common Stock received equal to the fair market value of such shares at the time of the exchange. The holding period for such shares will generally, subject to the discussion below, begin on the day after the exchange. The IRS could assert, however, that the Exchangeable Shares and certain of the rights associated therewith constitute "offsetting positions" for purposes of the straddle rules set forth in Section 1092 of the U.S. Code. In such case, the holding period of the Exchangeable Shares would not increase while held by a United States Holder.

     It is possible, however, that a United States Holder who holds Exchangeable Shares not acquired in the Arrangement would not be permitted to recognize loss on an exchange of such Exchangeable Shares for Newco Common Stock. In that case, a United States Holder will have a tax basis in the shares of Newco Common Stock received equal to the tax basis of the Exchangeable Shares exchanged therefor and the United States Holder's holding period for the Newco Common Stock received will include the United States Holder's holding period in the Exchangeable Shares exchanged therefor.

     Further, under certain limited circumstances, an exchange by a United States Holder of Exchangeable Shares for shares of Newco Common Stock may, in any event, be characterized as a tax-free exchange. First, an exchange of Exchangeable Shares for shares of Newco Common Stock may be characterized as a tax-free exchange if, at the time of such exchange, (i) at least 80 percent of the then outstanding Exchangeable Shares are held by Newco and (ii) in such exchange, Newco, rather than Newco Sub, acquires the Exchangeable Shares in exchange for shares of Newco Common Stock pursuant to the exercise the of its Call Rights. In addition, a United States Holder that receives shares of Newco Common Stock from Newco upon exercise by Newco of the Redemption Call Right or the Liquidation Call Right generally should be entitled to nonrecognition treatment with respect to the exchange. In either case, the exchange would not be tax-free unless certain other requirements are satisfied, which, in turn, will depend on facts and circumstances existing at the time of such exchange and cannot be accurately predicted as of the date of this Prospectus. There is, however, no direct authority addressing the proper treatment of the exchange of Exchangeable Shares for shares of Newco Common Stock in any of the situations for United States federal income tax purposes. Accordingly, there can be no assurance that the IRS would not challenge the status of the exchange as tax free or that, if challenged, a court would not agree with the IRS. If such exchange did qualify as a tax-free exchange, a United States Holder's tax basis in the share of Newco Common Stock received would be equal to such holder's tax basis in the Exchangeable Shares exchanged therefor. The holding period of the shares of Newco Common Stock received by such United States Holder should include both the holding period of the Exchangeable Share exchanged thereof, which in turn, should include the holding period of the Veritas Common Stock converted pursuant to the Combination Agreement and the Plan of Arrangement, provided that such Veritas Common Stock and Exchangeable Share were held as capital assets immediately prior to the Arrangement and the subsequent exchange, if any.

     For United States federal income tax purposes, gain realized on the exchange of Exchangeable Shares for shares of Newco Common Stock generally will be treated as United States source gain, except that, under the terms of the Tax Treaty, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS.

     For United States federal income tax purposes, Newco Sub generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year ending prior to consummation of the Arrangement during which either (i) 75 percent or more of its gross income was passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produced or were held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of Newco Sub's significant subsidiaries will be attributed to Newco Sub.

     While there can be no assurance with respect to the classification of Newco Sub as a PFIC, Veritas believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Arrangement. Currently, Newco Sub and Newco intend to endeavor to cause Newco Sub to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. Moreover, in connection with the transactions contemplated herein, no opinion will be rendered regarding Newco Sub's status as a PFIC.

     For purposes of applying the 50 percent asset test following the Arrangement, Newco Sub's assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that Newco Sub could be a PFIC for taxable years ending after the Arrangement even though less than 50 percent of Newco Sub's assets (measured by the fair market value of such assets) do not constitute passive assets. After the Arrangement, Newco Sub will endeavor to notify United States Holders of Exchangeable Shares if it believes that Newco Sub was a PFIC for that taxable year.

     If Newco Sub is a PFIC during a United States Holder's holding period for such holder's Exchangeable Shares, and the United States Holder has not made an election to treat Newco Sub as a qualified electing fund (a "QEF Election") with respect to all taxable years included in the United States Holder's holding period in which Newco Sub was a PFIC, then (i) the United States Holder would be required to allocate income recognized upon receiving certain excess dividends with respect to, and gain recognized upon the exchange of Exchangeable Shares for shares of Newco Common Stock ratably over the United States Holder's holding period for such Exchangeable Shares, (ii) the amount allocated to each year other than (x) the year of the excess dividend payment or disposition of the Exchangeable Shares or (y) any year prior to the beginning of the first taxable year of Newco Sub for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year, and (iii) gain recognized upon the disposition of the Exchangeable Shares would be taxable as ordinary income.

     If a United States Holder has made a QEF Election with respect to all taxable years included in the United States Holder's holding period in which Newco Sub was a PFIC, the United States Holder would recognize gain or loss on the disposition of Exchangeable Shares without regard to the PFIC rules. United States Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant considerations if Newco Sub is a PFIC for any taxable year.

     The foregoing summary of the possible application of the PFIC rules to Newco Sub and the United States Holders of Exchangeable Shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to United States Holders under the PFIC provisions are significant and complex, United States Holders are urged to discuss those consequences with their tax advisors.

SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES.

     The following summary is applicable to a non-United States Holder who acquires Newco Common Stock in exchange for Exchangeable Shares. As used herein, a non-United States Holder is a holder of Exchangeable Shares or of Newco Common Stock acquired in exchange for Exchangeable Shares for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, holders who hold Exchangeable Shares as part of a straddle, wash sale, hedging or conversion transaction (other than by virtue of their participation in an exchange of Exchangeable Shares for Newco Common Stock as contemplated herein) and holders who acquired their Exchangeable Shares through the exercise of employee stock options or otherwise as compensation for services. A non-United States Holder seeking benefits under an applicable tax treaty or an exemption from United States withholding tax for "effectively connected" income, as described below, may be required to comply with additional certification and other requirements in order to establish the holder's entitlement to such benefits or exemption. This summary is limited to non-United States Holders who hold Exchangeable Shares as capital assets and who will hold Newco Common Stock as a capital asset. Moreover, insofar as concerns ownership by a non-United States Holder of Exchangeable Shares, this discussion is limited to the exchange by such holder of Exchangeable Shares for Newco Common Stock and does not otherwise address U.S. federal tax consequences of the ownership and disposition of Exchangeable Shares.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. citizens.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular non-United States Holder's tax position, including whether such non-United States Holder is a United States expatriate.

     Dividends received by a Non-United States Holder with respect to Newco Common Stock that are not effectively connected with the conduct by such holder of a trade or business in the United States will generally be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (currently 15 percent, generally, on dividends paid to residents of Canada under the Tax Treaty).

     Subject to the discussion below, a non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of the Exchangeable Shares for Newco Common Stock or on the sale or exchange of shares of Newco Common Stock, unless (i) such gain is effectively connected with a trade or business of the non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States, or (ii) the non-United States Holder is an individual who holds the Exchangeable Shares or the Newco Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

     Notwithstanding the general rule set forth in the preceding paragraph, under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), gain or loss recognized by a non-United States Holder on the exchange of Exchangeable Shares for Newco Common Stock or on the sale or exchange of shares of Newco Common Stock will be subject to regular United States federal income tax, as if such gain or loss were effectively connected with a U.S. trade or business, if
(a) Newco is a "U.S. real property holding corporation" ("USRPHC") (as defined below) and (b) such NonUnited States Holder is a "greater than 5 percent shareholder" (as defined below) of Newco Sub or Newco, as the case may be.

     Newco will be a USRPHC with respect to any greater than 5 percent shareholder if at any time during the shorter of (x) the five-year period ending on the date of the sale or exchange of Exchangeable Shares for Newco Common Stock or the sale or exchange of Newco Common Stock (as the case may be) or (y) the period during which such greater than 5 percent shareholder held such Exchangeable Shares or Newco Common Stock (as the case may be) (such period the "FIRPTA holding period"), the fair market value of Newco's interests in United States real property equaled or exceeded 50 percent of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable regulations). Newco believes that it is not presently a USRPHC. Moreover, Newco considers it unlikely that it will become a USRPHC in the future unless its interests in United States real property increase significantly as a result of one or more acquisitions, but there can be no assurance that Newco will not in any event become a USRPHC in the future.

     The definition of a "greater than 5 percent shareholder" is complex and subject to some uncertainty. In the case of a non-United States Holder who owns only Newco Common Stock (actually and constructively), such non-United States Holder will be a greater than 5 percent shareholder if such non-United States Holder holds more than 5 percent of the total fair market value of the Newco Common Stock outstanding (on a non-diluted basis). In the case of a non-United States Holder who owns only Exchangeable Shares (actually and constructively, other than Newco Common Stock constructively owned by reason of ownership of Exchangeable Shares), such non-United States Holder will be a greater than 5 percent shareholder if either (a) such non-United States Holder holds more than 5 percent of the total fair market value of the Exchangeable Shares outstanding and the Exchangeable Shares are treated as "regularly traded on an established securities market" or (b) such non-United States Holder holds Exchangeable Shares with a fair market value on the relevant date of determination greater than 5 percent of the total fair market value of the Newco Common Stock outstanding (on a non-diluted basis) on such date and the Exchangeable Shares are not treated as "regularly traded on an established securities market." The Exchangeable Shares will be traded on the TSE which should be considered an "established securities market" for this purpose. The Exchangeable Shares will be treated as regularly traded on that market if they are registered by Newco under Section 12 of the Exchange Act or Newco makes certain filings with the IRS, and certain other conditions are met. Notwithstanding the foregoing, the Exchangeable Shares will not be considered regularly traded on the TSE during any calendar quarter in which 100 or fewer persons own 50 percent or more of the Exchangeable Shares. If a non-United States Holder which is a greater than 5 percent shareholder during a period in which Newco is a USRPHC subsequently disposes of sufficient Exchangeable Shares or Newco Common Stock so that such non-United States Holder is no longer a greater than 5 percent shareholder, such non-United States Holder will still be subject to United States federal income tax on subsequent dispositions until Newco has ceased to be a USRPHC for at least five years. If at any time, Newco Common Stock were not regularly traded on an established securities market, or the Exchangeable Shares were traded on an established securities market located in the United States, different rules, not described herein, may apply. Non-United States Holders who believe they may be greater than 5 percent shareholders are particularly urged to consult their own tax advisors to determine the possible application of FIRPTA to them.

     A non-United States Holder that is a greater than 5 percent shareholder may be subject to withholding on the exchange of Exchangeable Shares for Newco Common Stock if, at the time of the exchange, the Exchangeable Shares are not treated as regularly traded on an established securities market. Upon the exchange of Exchangeable Shares for Newco Common Stock, the transferee of the Exchangeable Shares would be required to withhold ten percent of the amount realized in the exchange unless, in general, the non-United States Holder obtains from Newco and provides to the transferee a statement signed under penalties of perjury to the effect that Newco is not a USRPHC and was not a USRPHC at anytime during the FIRPTA holding period (described above). Any tax withheld may be credited against the United States federal income tax owed by the non-United States Holder for the year in which the exchange occurs.

     The foregoing summary of the possible application of the FIRPTA rules to non-United States Holders is only a summary of certain material aspects of these rules. Because the United States federal income tax consequences to a non-United States Holder under FIRPTA may be significant and are complex, non-United States Holders are urged to discuss those consequences with their tax advisors.

     Newco Common Stock (or a previously triggered obligation of Newco to deliver Newco Common Stock along with unpaid dividends) will be deemed to be a United States situs asset for purposes of United States federal estate tax law and, therefore, Newco Common Stock (or a previously triggered obligation of Newco to deliver Newco Common Stock along with unpaid dividends) held by an individual non-United States Holder at the time of his or her death will generally be subject to the United States federal estate tax, except as may otherwise be provided by an applicable tax or estate tax treaty with the United States.

     The Tax Treaty provides that the United States federal estate tax paid by a resident of Canada will generally be allowed as a deduction from the amount of any Canadian tax otherwise payable by the individual for the year in which the individual died on the total of (a) any income, profits or gains of the individual arising in the United States in that year and (b) where the value at the time of the individual's death of the individual's entire gross estate, wherever situated, exceeds $1.2 million, any income, profits or gains of the individual for that year from property situated in the United States at that time. This summary does not purport to be a complete description of all of the provisions of the Tax Treaty that may affect the taxation of Canadian residents. Non-United States Holders should consult their tax advisors as to the tax consequences to them of the Tax Treaty or another applicable tax or estate tax treaty with the United States.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Newco Common Stock offered hereby are being passed upon for Newco by Porter & Hedges, L.L.P. Certain federal U.S. and Canadian tax consequences have been passed upon by Porter & Hedges, L.L.P. and by Felesky Flynn, Calgary, Alberta, respectively, as set forth under "Income Tax Considerations."

                                    EXPERTS

     The consolidated financial statements of Digicon Inc. incorporated in this prospectus by reference from Digicon Inc.'s Annual Report on Form 10-K, for the year ended July 31, 1995 as amended by Form 10-K/A, 10-K/A-2 and 10-K/A-3 dated June 17, 1996, July 19, 1996 and August 20, 1996, respectively, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Veritas Energy Services Inc., incorporated by reference herein as of October 31, 1994 and 1995, and for each of the three years ended October 31, 1993, 1994 and 1995, have been audited by Price Waterhouse, Chartered Accountants, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by Newco in connection with the offering of the Common Stock to be registered and offered hereby are as follows:

    Securities and Exchange Commission registration fee........................  $ 5,338
    Printing expenses..........................................................    3,500
    Legal fees and expenses....................................................   20,000
    Accounting fees and expenses...............................................   20,000
    Miscellaneous..............................................................    1,162
                                                                                 --------
              Total............................................................  $50,000
                                                                                 ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     The certificate of incorporation and bylaws of Newco require Newco to indemnify Newco's directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements Newco has entered into with its directors and executive officers. Newco's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     Newco has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of all the exhibits and financial statement schedules filed as part of the Registration Statement.

       EXHIBIT
         NO.                                       DESCRIPTION
- ---------------------------------------------------------------------------------------------
           3-A       -- Restated Certificate of Incorporation (with Amendments) of Digicon
                        Inc. dated December 17, 1992. (Exhibit 3-A to Digicon's Annual Report
                        on Form 10-K for the year ended July 31, 1994 is incorporated herein by reference).
           3-B       -- Certificate of Ownership and Merger of New Digicon Inc. and Digicon
                        Inc. (Exhibit 3-B to Digicon's Registration Statement No. 33-43873,
                        dated November 12, 1991 is incorporated herein by reference).
           3-C       -- By-laws of New Digicon Inc. dated June 24, 1991. (Exhibit 3-C to
                        Digicon's Registration Statement No. 33-43873, dated November 12,
                        1991 is incorporated herein by reference).
           3-D       -- Certificate of Amendment of Certificate of Incorporation of Digicon
                        Inc. dated February 6, 1992. (Exhibit 3-D to Digicon's Annual Report
                        on Form 10-K for the year ended July 31, 1994 is incorporated herein by reference).
           3-E       -- Certificate of Amendment of Restated Certificate of Incorporation of
                        Digicon Inc. dated January 16, 1995.
           3-F       -- Form of Restated Certificate of Incorporation of Digicon Inc.
           4-A       -- Specimen Common Stock certificate.
           5         -- Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
           8-A       -- Form of Opinion of Felesky Flynn regarding tax matters.
           8-B       -- Form of Opinion of Porter & Hedges, L.L.P. regarding tax matters.
          23-A       -- Consent of Deloitte & Touche LLP independent auditors.
          23-B       -- Consent of Price Waterhouse, Chartered Accountants.
          23-C       -- Consent of Porter & Hedges, L.L.P. (included in Exhibits 5 and 8-B).
          23-D       -- Consent of Felesky Flynn (included in Exhibit 8-A).
          24         -- Power of Attorney. (included on the signature page hereto).

ITEM 17. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any (i) prospectus required by section 10(a)(3) of the Securities Act, (ii) material information with respect to the plan of distribution not previously disclosed in the registration statement, or (iii) material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (3) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Ludlow and Richard W. McNairy, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre-and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 19, 1996.

                                            DIGICON INC.

                                            By:    /s/  STEPHEN J. LUDLOW
                                              ----------------------------------
                                               Stephen J. Ludlow, President and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities and on the 19th day of August, 1996.

                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
          /s/  DOUGLAS B. THOMPSON                    Director and Chairman of the Board
- ---------------------------------------------
             Douglas B. Thompson

           /s/  STEPHEN J. LUDLOW                  Director, President and Chief Executive
- ---------------------------------------------                      Officer
              Stephen J. Ludlow

           /s/  RICHARD W. McNAIRY                         Chief Financial Officer
- ---------------------------------------------
             Richard W. McNairy

          /s/  CHARLES H. ACKERMAN                       Principal Accounting Officer
- ---------------------------------------------
             Charles H. Ackerman


- ---------------------------------------------                      Director
               George F. Baker
                                                                   Director

- ---------------------------------------------
              James B. Clement

                                                                   Director
- ---------------------------------------------
             Clayton P. Cormier

           /s/  STEVEN J. GILBERT                                  Director
- ---------------------------------------------
              Steven J. Gilbert

             /s/  JACK C. THREET                                   Director
- ---------------------------------------------
               Jack C. Threet

                              INDEX TO EXHIBITS

       EXHIBIT
         NO.                                       DESCRIPTION
- ---------------------------------------------------------------------------------------------
           3-A       -- Restated Certificate of Incorporation (with Amendments) of Digicon
                        Inc. dated December 17, 1992. (Exhibit 3-A to Digicon's Annual Report
                        on Form 10-K for the year ended July 31, 1994 is incorporated herein by reference).

           3-B       -- Certificate of Ownership and Merger of New Digicon Inc. and Digicon
                        Inc. (Exhibit 3-B to Digicon's Registration Statement No. 33-43873,
                        dated November 12, 1991 is incorporated herein by reference).

           3-C       -- By-laws of New Digicon Inc. dated June 24, 1991. (Exhibit 3-C to
                        Digicon's Registration Statement No. 33-43873, dated November 12,
                        1991 is incorporated herein by reference).

           3-D       -- Certificate of Amendment of Certificate of Incorporation of Digicon
                        Inc. dated February 6, 1992. (Exhibit 3-D to Digicon's Annual Report
                        on Form 10-K for the year ended July 31, 1994 is incorporated herein by reference).

           3-E       -- Certificate of Amendment of Restated Certificate of Incorporation of
                        Digicon Inc. dated January 16, 1995.

           3-F       -- Form of Restated Certificate of Incorporation of Digicon Inc.

           4-A       -- Specimen Common Stock certificate.

           5         -- Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.

           8-A       -- Form of Opinion of Felesky Flynn regarding tax matters.

           8-B       -- Form of Opinion of Porter & Hedges, L.L.P. regarding tax matters.

          23-A       -- Consent of Deloitte & Touche LLP independent auditors.

          23-B       -- Consent of Price Waterhouse, Chartered Accountants.

          23-C       -- Consent of Porter & Hedges, L.L.P. (included in Exhibits 5 and 8-B).

          23-D       -- Consent of Felesky Flynn (included in Exhibit 8-A).

          24         -- Power of Attorney. (included on the signature page hereto).